Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS SECOND QUARTER FISCAL 2010

RESULTS

MEDFORD, Oregon, February 4, 2010 – Harry & David Holdings, Inc. announced today financial results for the second fiscal quarter ended December 26, 2009.

Net sales for the 13-week period ended December 26, 2009 decreased 13.2% to $267.0 million, compared to $307.7 million for the same period last year. During the second fiscal quarter, the Company experienced lower sales in all three of its operating segments.

For the second fiscal quarter of this year, consolidated gross profit decreased 10.5% to $131.2 million, compared to last year at $146.6 million on lower sales. Consolidated gross profit margin was 49.1% in fiscal 2010, a 150 basis point improvement from 47.6% in the same period in fiscal 2009. The 150 basis point improvement was primarily due to lower inventory write-offs, lower labor and overhead expenses, and freight costs, partially offset by higher markdowns and discounts.

“Although still confronted by a challenging retail environment, we were pleased with the progress made against several strategic initiatives, which led to improved gross margins, lower SG&A expenses, and a stronger cash position.” said Bill Williams, President and Chief Executive Officer, “We remain focused on delivering superior customer service, while improving profitability and cash flow.”

For the second quarter of fiscal 2010, SG&A expenses were $71.6 million versus $103.7 million last year. SG&A as a percentage of sales decreased to 26.8% from 33.7% versus the second quarter of fiscal 2009.

Operating income improved $16.7 million or approximately 38.9% from $42.9 million in the second quarter of last year to $59.6 million in the same period this year. The pre-tax income for the second quarter of fiscal 2010 was $55.0 million, compared to a pre-tax income from continuing operations of $49.6 million reported in the same period of fiscal 2009.

For the second quarter of fiscal 2010, EBITDA from continuing operations (as defined in the “Non-GAAP Financial Measures” section below) was $64.8 million, compared to $61.0 million in the same period of fiscal 2009. The improvement in EBITDA was attributable to lower overall operating expenses.

The Company’s consolidated net income for the second quarter of fiscal 2010 was $31.7 million, reflecting an effective tax rate of 42.4%, compared to net income, which included discontinued operations, of $30.4 million and an effective tax rate of 38.9% for the quarter ended December 27, 2008.

Inventory was $33.9 million at December 26, 2009, versus $44.7 million last year. The 24.2% decrease in inventory was the result of inventory management initiatives.

Capital expenditures were $1.0 million for the quarter ended December 26, 2009 versus $2.7 million reported in the same period last year.

Cash balances at December 26, 2009 were $108.5 million versus $95.2 million in the same period last year, an increase of 14.0%. As of December 26, 2009 the Company was in compliance with all of its debt covenants.

Net sales for the twenty-six week period ended December 26, 2009 were $313.3 million, a decrease of $47.0 million, or 13.0% versus fiscal 2009. EBITDA from continuing operations for the twenty-six week period ended December 26, 2009 was $52.1 million, an increase of $4.9 million, or an increase of 10.4% versus the prior year. Lower operating expenses and higher gross profit margins contributed to this EBITDA improvement.

Pre-tax income from continuing operations for the twenty-six week period ended December 26, 2009 was $33.0 million, compared to $25.0 million in the twenty-six week period ended December 27, 2008. Net income from continuing operations for the year-to-date period in fiscal 2010 was $10.0 million, compared to net income of $15.0 million reported in the same period in fiscal 2009.

The Company’s full interim results for the second fiscal quarter ended December 26, 2009 are expected to be filed with the SEC in a Quarterly Report on Form 10-Q on February 4, 2010. The second quarter press release is also available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, February 4, 2010, at 2:30 p.m. Pacific (5:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Edward F. Dunlap, Chief Financial Officer. To access the conference call, participants in North America should dial 1-877-941-4775 and international participants should dial 1-480-629-9761, conference ID is 4168023. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through February 18, 2010 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 4168023.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 126 stores across the country.

CONTACTS:

Investor Contact	Media Contact
Ed Dunlap, CFO	Bill Ihle, EVP Corp. Relations
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
edunlap@harryanddavid.com	bihle@harryanddavid.com
(541) 864-2164	(541) 864-2145

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	December 26, 2009	June 27, 2009	December 27, 2008 (Restated)
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$108,512	$15,395	$95,183
Trade accounts receivable, net	10,323	1,466	21,222
Other receivables	1,760	2,062	3,204
Inventories	33,850	44,738	44,702
Deferred catalog expenses	3,781	2,657	8,386
Deferred income taxes	—	5,230	—
Other current assets	6,387	4,862	8,044

Total current assets	164,613	76,410	180,741
Fixed assets, net	136,346	145,477	153,669
Goodwill	12,236	12,236	12,209
Intangibles, net	32,616	33,057	33,883
Deferred financing costs, net	4,789	5,975	7,162
Deferred income taxes	—	1,423	—
Other assets	2,126	2,114	3,083

Total assets	$352,726	$276,692	$390,747

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$32,506	$11,171	$39,772
Accrued payroll and benefits	14,108	14,105	14,183
Deferred revenue	36,554	16,317	41,932
Deferred income taxes	3,124	—	2,615
Income taxes payable	27,301	13,643	29,456
Accrued interest	4,420	4,485	4,800
Other accrued liabilities	9,463	2,980	11,089
Current portion of capital lease obligation	299	147	633

Total current liabilities	127,775	62,848	144,480
Long-term debt and capital lease obligation	198,519	198,671	198,818
Accrued pension liabilities	27,179	27,364	15,833
Deferred income taxes	850	—	1,320
Other long-term liabilities	9,626	9,591	10,625

Total liabilities	363,949	298,474	371,076

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock	10	10	10
Additional paid-in capital	6,844	6,673	6,429
Accumulated other comprehensive loss, net of taxes	(9,402)	(9,795)	(3,500)
Retained earnings (accumulated deficit)	(8,675)	(18,670)	16,732

Total stockholders’ equity (deficit)	(11,223)	(21,782)	19,671

Total liabilities and stockholders’ equity	$352,726	$276,692	$390,747

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 26, 2009	December 27, 2008 (Restated)	December 26, 2009	December 27, 2008 (Restated)
Net sales	$267,032	$307,726	$313,296	$360,333
Cost of goods sold	135,817	161,109	165,858	197,508

Gross profit	131,215	146,617	147,438	162,825

Operating expenses:
Selling, general and administrative	71,372	103,494	104,716	141,158
Selling, general and administrative – related party	250	250	500	500

	71,622	103,744	105,216	141,658

Operating income	59,593	42,873	42,222	21,167

Other (income) expense:
Interest income	(14)	(40)	(17)	(224)
Interest expense	4,905	5,903	9,604	11,824
Gain on debt repurchases	—	(12,573)	—	(15,416)
Other (income) expense, net	(346)	(37)	(369)	(23)

	4,545	(6,747)	9,218	(3,839)

Income from continuing operations before income taxes	55,048	49,620	33,004	25,006
Provision for income taxes	23,329	19,282	23,009	10,018

Net income from continuing operations	31,719	30,338	9,995	14,988

Discontinued operations:
Gain on sale of Jackson & Perkins	—	21	—	42
Operating income from discontinued operations	—	159	—	339
Provision for income taxes on discontinued operations	—	70	—	146

Net income from discontinued operations	—	110	—	235

Net income	$31,719	$30,448	$9,995	$15,223

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	December 26, 2009	December 27, 2008 (Restated)
Operating activities
Net income	$9,995	$15,223
Less: Net income from discontinued operations	—	235

Net income from continuing operations	9,995	14,988
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	9,113	9,675
Amortization of intangible assets	441	932
Amortization of deferred financing costs	1,186	1,248
Stock option compensation expense	171	238
Loss on impairment and disposal of fixed assets and other long-lived assets, net	899	13,848
Gains on sale of short-term investments	—	(64)
Deferred income taxes	10,375	2,945
Amortization of deferred pension loss	645	58
Gain on debt repurchases	—	(15,416)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(8,555)	(19,802)
Inventories	10,888	10,405
Deferred catalog expenses and other assets	(2,661)	(2,010)
Accounts payable	21,335	20,635
Accrued liabilities	6,981	4,451
Income taxes	13,658	5,846
Accrued pension liabilities	(185)	(1,661)
Deferred revenue	20,237	25,676

Net cash provided by operating activities from continuing operations	94,523	71,992
Net cash provided by operating activities from discontinued operations	—	735

Net cash provided by operating activities	94,523	72,727

Investing activities
Acquisition of fixed assets	(1,452)	(4,417)
Acquisition of business	—	(8,507)
Proceeds from the sale of fixed assets	46	14
Proceeds from the sale of held-to-maturity securities	—	5,000
Proceeds from the sale of available-for-sale securities	—	10,097

Net cash provided by (used in) investing activities from continuing operations	(1,406)	2,187

Financing activities
Borrowings on revolving debt	85,000	113,000
Repayments of revolving debt	(85,000)	(113,000)
Repayments of capital lease obligation	—	(157)
Repurchases of long-term debt	—	(20,366)

Net cash used in financing activities from continuing operations	—	(20,523)

Increase in cash and cash equivalents	93,117	54,391
Cash and cash equivalents, beginning of period	15,395	40,792

Cash and cash equivalents, end of period	$108,512	$95,183

Harry & David Holdings, Inc. and Subsidiaries

(in Thousands)

(Unaudited)

Reconciliation of EBITDA from Continuing Operations to Net Cash Provided by Operating Activities

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net income from continuing operations	$31,719	$30,338	$9,995	$14,988
Interest expense, net from continuing operations	4,891	5,863	9,587	11,600
Provision for income taxes from continuing operations	23,329	19,282	23,009	10,018
Depreciation and amortization from continuing operations	4,898	5,524	9,554	10,607

EBITDA from continuing operations	$64,837	$61,007	$52,145	$47,213
Interest expense, net from continuing operations	(4,891)	(5,863)	(9,587)	(11,600)
Provision for income taxes from continuing operations	(23,329)	(19,282)	(23,009)	(10,018)
Amortization of deferred financing costs	593	604	1,186	1,248
Stock option compensation expense	112	119	171	238
Loss on impairment and disposal of fixed assets and other long-lived assets, net	883	13,853	899	13,848
Gain on sale of short-term investments	—	—	—	(64)
Deferred income taxes	3,060	(2,759)	10,375	2,945
Amortization of deferred pension loss	333	29	645	58
Gain on debt repurchases	—	(12,573)	—	(15,416)
Changes in operating assets and liabilities from continuing operations	112,885	120,285	61,698	43,540

Net cash provided by operating activities from continuing operations	154,483	155,420	94,523	71,992
Net cash provided by discontinued operations	—	245	—	735

Net cash provided by operating activities	$154,483	$155,665	$94,523	$72,727

In the thirteen-week period ended December 26, 2009, net income and EBITDA from continuing operations included:

•	$225 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$999 in severance and re-organization payroll and benefits;

•	$883 loss on impairment and disposal of fixed assets and other long-lived assets, net;

•	$278 related to store closure expenses and lease termination costs for our Eugene, Oregon call center;

•	$285 gain on legal settlement;

•	$25 gain related to certain income tax reserves; and

•	$110 of state net worth tax adjustments.

In the thirteen-week period ended December 27, 2008, net income and EBITDA from continuing operations included:

•	$617 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$393 of integration expenses related to our acquisitions;

•	$48 loss on disposal of fixed assets;

•	$12,573 net gain on repurchases of long-term debt;

•	$100 of severance and re-organization payroll and benefits;

•	$13,805 of expenses recognized for impaired assets;

•	$5,428 of inventory reserve expenses;

•	$22 gain on certain income tax reserves;

•	$89 of expenses related to land rezoning; and

•	$82 gain on reversal of expense associated with a leased facility identified for closure.

In the twenty-six week period ended December 26, 2009, net income and EBITDA from continuing operations included:

•	$421 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$500 of fees paid to Wasserstein and Highfields under the management agreement;

•	$886 in severance and re-organization payroll and benefit expenses;

•	$89 in approved recruiting and relocation expenses;

•	$899 loss on impairment and disposal of fixed assets and other long-lived assets, net

•	$278 related to store closure expenses and lease termination costs for our Eugene, Oregon call center;

•	$285 gain on legal settlement;

•	$50 gain related to certain income tax reserves; and

•	$110 of state net worth tax adjustments.

In the twenty-six week period ended December 27, 2008, net income and EBITDA from continuing operations included:

•	$1,049 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$500 of fees paid to Wasserstein and Highfields under the management agreement;

•	$300 of income associated with a vendor settlement;

•	$487 of integration expenses related to our acquisitions;

•	$87 of expense related to inventory step-up amortization related to our acquisition;

•	$43 loss on disposal of fixed assets;

•	$15,416 net gain on repurchases of long-term debt;

•	$416 of severance and re-organization payroll and benefits;

•	$13,805 of expenses recognized for impaired assets;

•	$5,428 of inventory reserve expenses;

•	$22 gain on certain income tax reserves; and

•	$89 of expenses related to land rezoning.

(1) Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.